Exhibit 10.1
AEDC Dealer Agreement

THIS AGREEMENT is made this 8th day of July, 2009 by and between Alternative Energy Development Corporation a Nevada Corporation with its principal place of business at 17505 N 79th Ave Suite #309 Glendale, AZ 85308 (hereinafter referred to as “Company”) and Bennett Wholesale Distributors LLC with its principal place of business at 1201 Main Street, Suite 1980, Columbia South Carolina 29201 (hereafter referred to as “Dealer”).

BACKGROUND

The Company is engaged in the development and marketing of E-3 FUEL SAVER® integrated vehicle Fuel Conservation Equipment (as hereinafter defined), along with various Products, as hereinafter defined. Dealer has requested the right to resell such Products to its customers.

IN CONSIDERATION of the premises, the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Company and Dealer hereby agree as follows:

1. Definitions

The following words shall have the following meanings when used in this Agreement:

1.1 “Prices” shall mean company’s then-current prices for Products as may be provided by Company to Dealer and its customers, and as initially set forth in  Schedule A, "Price List" attached hereto.

1.2 "Proprietary Information” shall mean all ideas and concepts relating to company’s  equipment, computer software, marketing, implementation and designs for company’s software, and other technologies including, without limitation, patents,  trade secrets, plans,    specifications, copyrights, service marks, trademarks, source code, object code and marketing plans.

1.3 “Purchase Order” shall mean any document received by the Company from Dealer contracting, or promising to purchase e3 FUEL SAVER ® components as set forth in Schedule C  attached hereto and incorporated herein by reference.

1.4 “Services” shall mean any services provided by Company or Dealer to customers  under this Agreement including, without limitation, installation and support  services as well as maintenance services.

1.5 “Equipment” shall mean any AEDC® supplied equipment and AEDC® or e3 FUEL SAVER® derived products as described in Company’s price list.

1.6 “Terms and Conditions” shall mean Company’s terms and conditions which  include Company’s retail rental, lease and finance programs and all terms and conditions set forth in each and every Irrevocable Corporate Purchase Order more specifically defined in Schedule C.

1.7 “Products” shall mean all Equipment, devices, and systems incorporating Equipment provided  or to be provided by the Company.

1.8 “Territory” shall mean the primary sales area identified on Schedule B attached hereto and incorporated for all purposes.

1.9 “Trademarks” shall mean the trademarks, service marks, and trade names (e3 Fuel Saver, e3 Fuel Saver 7000, e3 Solutions, e3 Fuel Saver System, AEDC, Alternative Energy Development Corporation) and AEDC which Dealer hereby acknowledges are the property of Company.

l.10 “Training” shall mean the educational training programs provided by Company to Dealer and Dealer’s personnel to allow Dealer to sell, install, and maintain the in-vehicle equipment.

1.11 “Confidential Information” shall mean any information which is marked as “Confidential” or “Proprietary” by Company or otherwise intended by the Company to be maintained as confidential. The content or nature of the information shall not under any circumstance be deemed an indicator that such information shall not be considered confidential.  Company and Company alone is the determining party as to the confidentiality of any information generated by Company.

2. Appointment

Subject to the terms herein, Company hereby grants Dealer the right to market and sell the Products in the Territory.  To induce Company to enter into this Agreement, Dealer represents and warrants to Company that Dealer is:

a) qualified to resell the Products;

b) sufficiently knowledgeable in the Products to do so; and

c) not competing, and will not compete during the term of this Agreement in the Territory or  any other geographic area in which the Products are, or may be, offered for license or sale by the Company or its various dealers and distributors, in any manner or form against the Company.

3. Acceptance of Appointment

Dealer hereby accepts appointment as a dealer of the Products on the terms and conditions provided for in this Agreement.

4. Duties of Dealer

In satisfaction of its duties under this Agreement, Dealer shall undertake the following duties in a professional manner to the satisfaction of Company:

4.1 Provide installation and support services for Company's Products;

4.2 Provide Company with quarterly sales reports setting forth Dealer’s sales goals, and performance;

4.3 Notify Company immediately of any threatened or any actual legal action against Company or Dealer regarding the Products;

4.4 Comply with all applicable international, territorial, federal, provincial, and local laws, ordinances, and regulations in connection with Dealer 's performance of this Agreement;

4.5 Obtain all licenses, permits, government approvals, customs duties, and any and all other licenses pertaining to shipment of equipment to, and services in the Territory; and

4.6 Purchase Company's products and services, in accordance with the definition found in Article 1.7; No license, right or interest in any Company trademark, trade name or service marks is granted herein, except as expressly provided for below.  Except as provided in Section 21, neither Dealer nor any of Dealer’s customers may use any Company trademark, trade name or service mark without Company's prior written consent. Dealer shall be responsible for installation of the Equipment, resale or licensing of the Company’s Products.  Dealer shall secure the execution of documents and instruments required by the Company with respect to such resale or licensing of the Products.

5. Prices

Dealer shall pay Company the prices for the Products purchased under this Agreement as set forth in the Company-Published Price List.  All prices may be amended by Company in its sole discretion from time to time.  All such changes shall become effective thirty (30) days after Dealer has received written notice from Company.  New Products, when released, will be sold to Dealer at Company's then existing price.

6. Purchase Orders

Dealer shall initiate purchase of the Products by submitting an Irrevocable Corporate  Purchase Order  (ICPO) using the form set forth in Schedule C of this Agreement through their Sales Representative.  All Purchase Orders shall be in writing in a form acceptable to Company.  All Purchase Orders must be accepted in writing by Company and are not valid or effective until accepted by Company.  Company reserves the right to reject any Purchase Order. In the event any Purchase Order contains terms which are in addition to or in conflict with the terms of this Agreement or the Terms or Conditions, the Terms and Conditions of this agreement shall apply.  After acceptance of a Purchase Order Company shall deliver to a common carrier F.O.B. Company facilities.  Dealer assumes all risks of loss or damage upon delivery of the Equipment to Dealer’s shipping destination. Dealer agrees that acceptance of Equipment shall occur upon delivery of the Equipment by the Company to Dealer or a common carrier.

7. Payment

Unless Dealer is approved for credit with Company, 100% payment for all purchases shall be delivered to the Company by Dealer prior to shipment of the applicable order.  Credit will be granted to Dealer on a case by case basis, initiated with Dealer's application for credit by submission of the Company’s form of credit application.  The amount and term of credit extended to Dealer, if any, shall be at the discretion of the Company and is subject to change as the Company may deem appropriate.

8. Delivery or Order

After Company has accepted the Purchase Order, the Company will use reasonable efforts to fulfill any orders received from Dealer within 60 calendar days.  Company shall have no duty or obligation to deliver any Products if Dealer is in breach or default of this Agreement or any past due amount is owed by Dealer to Company.

9. Term

 Agreement shall become effective upon its execution by duly-authorized representatives of both Dealer and Company, and after an original signed copy is delivered to the Company and remain in full force and effect for the term of five (5) years from the date of execution.  This Agreement shall automatically terminate, unless earlier terminated by Company pursuant to this Agreement, five (5) years from the date of this Agreement.

10. Marketing

Promotional material and advertisements or any material to be released to the public, including photographs, that utilize any trademarks of the Company or depict any of the Products shall be approved by an authorized executive officer of the Company in writing prior to its public release.

11. Reporting and Forecasting

11.1 Dealer and Company will meet at mutually agreeable times to review Dealer- forecasted purchases each quarter.  These meetings will be conducted via telephone or email unless other arrangements are required.  In such an event, each party shall bear its own expenses to attend the meeting.

11.2 In order to facilitate customization, production scheduling and delivery of the Products, Dealer agrees to provide Company within ninety (90) calendar days from the date of this Agreement and quarterly thereafter during the term of this Agreement and any extension herein, a non-binding forecast for the following twelve (12) months of the Dealer-anticipated equipment.

12. Training, Installation and Support Services

Dealer shall be responsible for all Product installation and maintenance.  Dealer and Company understand and agree that initial  training of Dealer's support personnel will be provided by the Company, on Company’s premises.  Dealer will be responsible for travel expenses.

12.1 Company will provide training material, technical documentation and support as deemed appropriate by the Company to familiarize Dealer with the installation of the systems;

12.2 Company will provide training, subject to availability of Company resources, to Dealer personnel at one of Company's facilities when reasonably requested by the Dealer.  Dealer will bear the expenses of this training;

12.3 Subsequent to Dealer’s receipt of relevant training outlined herein, the Dealer will respond in a timely and effective manner to all inquiries of Product customers concerning the operation of any Products.  Company agrees to provide a reasonable level of technical phone support for Dealer’s customers on any technical or operational issues that Dealer cannot resolve directly.

12.4 All products purchased from Company by Dealer at prices which are offered as “Dealer-Only” prices may not be resold by Dealer or transferred to the property or custody of any other party under any circumstance whatsoever.

13. Documentation

13.1 Company agrees to provide one copy of each relevant user’s manual without charge.   Amended documentation will be provided to Dealer, as is necessary and appropriate for the installation and maintenance of customers' equipment. Additional copies of such manuals will be furnished at Company’s then existing price. To the extent that such other information (including price, data/documentation and marketing information) furnished to Dealer is Confidential Information, the Dealer agrees to keep it in strictest confidence and not to disclose the confidential information.

13.2 Dealer shall not make any change to any documents or manuals provided by Company to Dealer.

14.  Equipment Service

14.l Repairs under Warranty.  All repairs of the equipment made under warranty shall be made or authorized by the Company under the standard warranty for the applicable Product, as provided by the Company or a third party provider of the applicable Product.

14.2 Repairs outside of Warranty.  Dealer may repair Equipment using Company standards and using only Company authorized repair parts and procedures.  If Company deems that repairs or modifications to Equipment were made outside of Company-approved guidelines, all warranties on the applicable Equipment will become immediately void. Such repairs will not indicate any extension of the Product warranty by the Company.

15. Confidential Information

15.1 Dealer, its employees and agents shall retain all Confidential Information, as defined in Article 1 and to prevent disclosure of such Confidential Information, except as expressly provided for in this Section 15.1.  Company hereby states that the Product designs constitute a valuable asset of Company, and are to be considered Proprietary Information.  Access by Dealer to Confidential Information shall be restricted to Dealer’s employees with a need to have access to such Confidential Information, each of whom shall have signed a confidentiality agreement containing protections benefiting the Company and no less restrictive than the provisions of this Section 15.  Dealer acknowledges that by virtue of this Agreement, Dealer acquires only the right to use the Confidential Information under the terms and conditions of this Agreement for so long as it is in effect, and does not acquire any rights of ownership, title, or disclosure of the Confidential Information.

15.2 Dealer shall not use, make, have made, distribute or disclose any copies of the Confidential Information, in whole or in part, without the prior written authorization of Company except as defined herein.

15.3 Dealer shall inform its employees having access to the Confidential Information of Dealer’s limitations, duties and obligations regarding nondisclosure and copying of the Confidential Information.  Dealer agrees to protect and secure the Confidential Information with the same degree of care and confidentiality that it employs to protect its own proprietary and/or confidential information.

16. Warranties

16.1 Unless otherwise specified by the Company, Products developed by the Company are delivered with a warranty for (1) one year.  Products supplied by third parties are subject to the  applicable warranties provided by such third parties, and the Company makes no additional  warranties with respect to such Products.

16.2 Dealer shall in no way imply or state to its customers that any warranties not expressly given by the Company or applicable third parties are in effect with respect to the Products.

16.3 Products suspected to be deficient may be delivered to Company, which will, as its sole obligation hereunder and at its option, replace or repair Products that the Company finds to be deficient. In the case of shipments related to warranty actions, Company will bear shipping costs for shipments to Dealer, and Dealer will bear shipping costs for shipments to Company.  The party bearing shipping costs has exclusive choice of the method of shipping.  An RMA # shall be required on all returns.

17. Limitation of Liability

17.1 COMPANY DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES (EXCEPT AS STATED ABOVE) INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF DESIGN, MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

17.2 IN NO EVENT WILL COMPANY BE LIABLE FOR ANY LOST REVENUES OR PROFITS, OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17.3 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, COMPANY'S MAXIMUM LIABILITY FOR DAMAGES SHALL BE LIMITED TO THE PAYMENTS MADE BY DEALER UNDER THIS AGREEMENT FOR THE SPECIFIC PRODUCT THAT CAUSED THE ALLEGED DAMAGES.

18. Limitation of Intellectual Property Liability

18.1 The Company shall have no liability for any claim of copyright, trade secret or patent infringement based on the use of the Products or the use or combination of the Products and equipment, services or other materials not provided by Company.

18.2 THE COMPANY SHALL HAVE NO LIABLITY WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT OF PATENTS, TRADE SECRETS AND COPYRIGHTS WITH RESPECT TO THE PRODUCTS OR ANY PARTS THEREOF.

19. Disclaimer of Partnership or Agency

The relationship between Company and Dealer under this Agreement is solely that of independent contractors.  Each of the parties is in no way the legal representative or agent of the other party for any purpose, shall not in any way hold themselves out as such, and shall have no power to assume or create, in writing or otherwise, any obligation or responsibility of any kind, expressed or implied, in the name of or on behalf of the other party.

20. Indemnification

Dealer will indemnify, defend and hold Company harmless from any and all liabilities, losses, obligations, expenses (including without limitation to attorney’s fees) and costs arising in connection with any lawsuit, proceedings, or other action (i) arising out of the operation of Dealer's business or (ii) related to any claim by a third party based, in whole or in part, on Dealer's distribution, use, or installation of Products. The activities of any of Dealer’s employees, agents of representatives will be considered activities of the Dealer for purposes of this Section.  Company will have the right, but not the obligation, to assume the defense of any such lawsuit, proceeding, or action.  Company and Dealer will each give the other prompt notice of any such claim, lawsuit, proceeding or action.

21. Use of Company Trademarks and Service Marks

21.1 During the term of this Agreement, Dealer shall have a limited license to use the Trademarks in connection with Dealer’s promotion of the Products, but only in strict compliance with such license and the policies, instructions and guidelines of Company.  This compliance shall include proper display of trademark notices and warnings with each use of trademark (e.g. e3 Fuel saver, e3 Fuel Saver 7000, e3 Solutions, e3 Fuel Saver System, AEDC, ®, is a registered trademark of Alternative Energy Development Corporation), and any use of such Trademarks shall be subject to prior approval of the Company.

21.2 Dealer acknowledges the exclusive right, title and interest of the Company in and to the Trademarks;

21.3 Nothing contained in this Agreement shall be construed as conveying to Dealer any right, title of interest in or to any of the Trademarks other than an express right to a permissive use thereof in connection with the promotion of the Products;

21.4 Dealer shall cooperate to the fullest extent possible with Company or its nominee to take such actions as Company in its sole discretion may consider necessary to protect any of the Trademarks;

21.5 Dealer shall fully cooperate with Company in maintaining and defending the ownership and validity of each of the Trademarks against infringement and claims of infringement, Dealer will promptly notify Company of (i) any infringement or unauthorized use of any Trademark by any third party, or (ii) any assertion by any third party that Dealer’s use of any Trademark constitutes infringement.  Company shall not be obligated to initiate or defend legal action with respect to any Trademark, and Dealer  shall not initiate or defend any such action itself without Company's prior written consent; and

21.6 Dealer hereby agrees and warrants that Dealer will not incorporate all or any portion of the Trademarks into Dealer’s corporate name or trade names.

22. Force Majeure

22.1     If the performance of Company is made impossible by reason of any circumstances beyond Company's reasonable control, including without limitation vendor delay, fire, explosion, power failure, acts of God, war, revolution, civil commotion, or acts of public enemies, any law, order, regulation, ordinance, or requirement of any government or legal body or any representative of any such government or legal body, labor unrest, including without limitation, strikes, slowdowns, picketing or boycotts, then Company shall be excused from such performance on a day-to-day basis to the extent of such interference, provided that Company shall use reasonable efforts to remove such causes of nonperformance. Under no circumstances shall economic considerations, economic impracticability or inefficiencies delay or excuse Dealer’s performance or be considered an event of "Force Majeure."

23. Termination

23.1 Company may at its option forthwith terminate this Agreement hereunder by giving a thirty (30) days advance written notification to the other party, signed by the same person who originally signed the agreement (or that person's authorized representative). If no reply is received, termination occurs anyway (if the receiving party refuses to answer or otherwise fails to reply within thirty (30) days) in accordance with Section 29 of this Agreement.

23.2 Dealer may not at its option forthwith terminate this Agreement hereunder prior to the end of the Term as defined in Section 9 of this Agreement. b

23.3 Company shall have the right to immediately terminate this Agreement without prior notice or penalty if Dealer, its employees, or agents shall materially breach this Agreement.

24. Effect of Termination and/or Expiration

24.1 Upon termination or expiration of this Agreement for whatever reason, Dealer waives the applicability and protection of all laws, regardless of jurisdiction, giving to Dealer any rights of indemnity or other compensation in lieu of notice or otherwise arising upon termination of this Agreement or any other relationship between Company and Dealer.  Company will not be required to indemnify or pay any amount to Dealer, whether as compensation, balancing, relief or otherwise, as a result of the termination of this Agreement.

24.2 Upon the expiration or termination of this Agreement for whatever reason, Dealer shall promptly return to Company all Confidential Information furnished hereunder together with all copies made therefrom and shall not retain copies hereafter except for those necessary for the use, operation and maintenance of the Equipment by Dealer’s employees or contractors.

24.3 Upon the expiration or termination of this Agreement for whatever reason, Dealer will immediately cease all use of the Trademarks and deliver to Company or destroy all materials bearing the Trademarks, including all advertising and promotional materials.  Dealer shall also take all actions necessary to transfer and assign to Company or its nominee any right, title or interest in or to any of the Trademarks which Dealer may have acquired in any manner as a result of its activities under this Agreement.

25. Entire Agreement

This Agreement, the schedules hereto attached and the documents referenced herein supersede any and all prior agreements, discussions and negotiations between Dealer and Company.  They set forth the entire agreement and understandings between the parties as to the subject matter of this Agreement.  Neither of the parties shall be bound by any terms, conditions, definitions, waivers, warranties or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement or duly set forth on or subsequent to the date hereof in a writing signed by a proper and duly authorized representative of whichever of the parties is to be bound hereby.

26. Assignment

This Agreement and the Dealer’s obligations hereunder are unassignable and nontransferable by the Dealer to any other party without the prior written consent of an authorized executive officer of Company.  For purposes of this Section 26, any transfer of a controlling interest in Dealer shall be considered an assignment.

27. Governing Law

This Agreement shall be deemed to have been entered into in the County of Maricopa, State of Arizona, and all questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Arizona.  Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the State of Arizona, and each party hereby consents expressly to the jurisdiction of any local, state or federal court located within the County of Maricopa, State of Arizona and consents that any service of process in such action or proceeding may be made by personal service upon such party wherever such party may be then located, or by certified or registered mail directed to such party at such party’s last known address. The parties hereby irrevocably commit to the jurisdiction and venue of such courts and waive any claims of forum non conveniens or other causes for change of venue.

28. Waiver

Any failure of Company to enforce, at any time or for any period of time, any of the provisions under this Agreement shall not be construed as a waiver of the right of Company to enforce such provisions unless said waiver is in writing, and signed by an authorized executive officer of Company.

29. Notices

Any notice or other communications required or permitted to be given under or in connection with this Agreement shall be in writing and shall be deemed to have been duly given or made when personally delivered on the fifth (5th) day following the date it is sent, if sent by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to Company:	If to Dealer:

President	Owner
Alternative Energy Development Corporation	Bennett Wholesale Distributors, LLC
17505 N 79th Ave Suite #309	1201 Main Street, Suite 1980
Glendale, AZ 85308	Columbia, South Carolina, 29201

Either party may change its address for notices hereunder by giving notice of such change in writing to the other party.

30. Severability of Provisions

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of this Agreement or affect those portions of this Agreement which are valid.

31. Background, Enumeration, and Headings

The Background, enumeration and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

32. Survival

Dealer recognizes and agrees that its obligations under this Agreement shall survive the termination of the Agreement, and Dealer shall be bound by such obligations after termination hereof.

33. Captions and Interpretation

Captions of the paragraphs of this Agreement are for convenience and reference only, and the words contained in those captions shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.  The language in all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language as if that language was prepared by all parties and not strictly for or against any party.

34. Further Assurances

Each party shall take any and all action necessary, appropriate or advisable to execute and discharge such party’s responsibilities and obligations created by the provisions of this Agreement and to further effectuate, perform and carry out the intents and purposes of this Agreement and the relationship contemplated by the provision of this Agreement.

35. Number and Gender

Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word ‘person’ shall include corporation, firm, trust, association, governmental authority, municipality, association, sole proprietorship, joint venture, association, organization, estate, joint stock company, partnership, or other form of entity.

36. Execution in Counterparts

This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution.  This Agreement shall become effective when the Corporation receives a copy or copies of this Agreement executed by the parties in the names as those names appear at the end of this Agreement. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement which is not otherwise separable or divisible.  The Corporation shall keep all of such signed copies and shall conform one copy to show all of those signatures and the dates thereof and shall mail a copy of such conformed copy to each of the parties within thirty (30) days after the receipt by such counsel of the last signed copy, and shall cause one such conformed copy to be filed in the principal office of the Corporation.

37. Successors and Assigns

This Agreement and each of the provisions of this Agreement shall obligate and inure to the benefit the heirs, executors, administrators, successors and assigns of each of the parties; provided, however, nothing specified in this paragraph shall be a consent to the assignment or delegation by any party of such party’s respective rights and obligations created by the provisions of this Agreement.

38. Reservation of Rights

The failure of any party at any time hereafter to require strict performance by any other party of any of the warranties, representations, covenants, terms, conditions and provisions specified in this Agreement shall not waive, affect or diminish any right of such failing party to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions specified in this Agreement.  Any waiver of any default not waive or affect any other default, whether prior or subsequent thereto, and whether the same or of a different type.  None of the representations, warranties, covenants, conditions, provisions and terms specified in this Agreement shall be deemed to have been waived by any act or knowledge of either party or such party’s agents, officers or Representatives, and any such waiver shall be made only by an instrument in writing, signed by the waiving party and directed to each non-waiving party specifying such waiver.  Each party reserves such party’s rights to insist upon strict compliance with the terms, conditions, warranties, obligations, representations, covenants  and  provisions of this Agreement at all times.

39. Concurrent Remedies

No right or remedy specified in this Agreement conferred on or reserved to the parties is exclusive of any other right or remedy specified in this Agreement or by law or equity provided or permitted; but each such right and remedy shall be cumulative of, and in addition to, every other right and remedy specified in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time.  The termination of this Agreement for any reason whatsoever shall not prejudice any right or remedy which either party may have, either at law, in equity or pursuant to the provisions of this Agreement.

40. Consent to Agreement

By executing this Agreement, each party, for itself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

41. Authority of Signers

The parties represent and warrant that the person whose signature is set forth  below on behalf of a party is fully authorized to execute this Agreement on behalf of that party.

42. Fair Meaning

The parties agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties to this Agreement, including the party responsible for the drafting of this document.

43. Mutual Drafting

The parties hereto acknowledge and agree that they are sophisticated and have been represented by attorneys who have carefully negotiated the provisions of this Agreement.  As a consequence, the parties also agree that they do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effect.

44. Amendment

The parties agrees that no amendment of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

45. Terms and Conditions of License Grant

All licenses of Trademarks granted to Dealer under this Agreement or otherwise, shall be subject to and in conformance with Company’s terms and conditions, and the failure to do so constitutes a material breach of this Agreement allowing Company to immediately terminate this Agreement without notice or penalty.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Dealer Agreement under seal, effective the date first written above.

Company:
Alternative Energy Development Corporation

 By:   JERRY ALVAREZ
          Jerry Alvarez, President

Dealer:  (must be officer or owner)
Bennett Wholesale Distributors, LLC

Signature: JAMEEL BENNETT
Printed name: Jameel Bennett          Title: Owner

Schedule A- Price List

JAMEEL BENNET AUTHORIZES BENNETT WHOLSALE DISTRIBUTORS, LLC TO ENTER PURCHASE ORDER TERMS AND SCHEDUAL THE FOLLOWING PRODUCT(S) ON THE TERMS AND CONDITIONS HEREUNDER.

PRODUCT:
E3 FUEKL SAVER DEVICE (“UNIT”)

SPECIFICATIONS:
CAR ACCESSORY

QUANTITY:
5,000 UNITS

PACKING:
N/A

SHIPPING TERMS:
UPS GROUND

DEPOSIT:
$15,000.00 TO BE DEDUCTED FROM SUBTOTAL OF $1,000,000.00 (USD)

PRICE PER UNIT:
$200.00 (USD) FOB CALIFORNIA

MINIMUM SHIPPMENT OF 200 UNITS PER MONTH OVER THE DURATION OF TWENTY – FOUR MONTHS FOLLOWING THE FIRST SHIPPMENT FOR FIFTY UNITS

INSPECTIONS:
10 DAY RETURN POLICY TO CUSTOMER FOR ANY DAMAGED GOODS FOR EXCHANGE ONLY

PAYMENT TERMS:
C.O.D. OR CREDIT CARD PAYMENT DUE UPON DELIVERY OF GOODS BILLED BY COMMERCIAL INVIOCE

CONTRACT PERIOD:
START DATE OF JULY 20, 2009 AND ENDING SEPTEMBER 26, 2011

201 Main Street, Suite 1980, Columbia South Carolina 29201
___________________________________________________
COMPANY ADDRESS

(888) 431-2224
___________________________________________________
COMPANY TELEPHONE NUMBER

___________________________________________________
COMPANY FAX NUMBER

IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE DEALERS AGREEMENT BETWEEN BENNETT  WHOLESALE DISTRIBUTORS, LLC AND ALTERNATIVE ENERGY CORPORATION, DO HEREBY SUBMIT THIS IRREVOCABLE CORPORATE PURCHASE ORDER (ICPO) AS SCHEDUAL A

Schedule B- Territory

Company offers the following territorial rights to Dealer:

1. Non-Exclusive Territory

The following geographical regions shall be considered the Territory for purposes of this Agreement (Must List Counties for web look up, limited to 100 Counties):

North Carolina, South Carolina, Georgia

The foregoing definition is subject to the following exclusions;

Dealer holds exclusive rights to all business sales of the E5 Fuel Saver within the territories listed above that have been established on day of/or after effective date of this agreement.

Dealer’s right to distribute Products in the Territory, unless earlier terminated as provided for herein, will be valid for a period of five (5) years, beginning on the executed date of this Agreement.

Company:	Dealer:

Alternative Energy Development Corporation	Bennett Wholesale Distributors, LLC

By: JERRY ALVAREZ	By: JAMEEL BENNETT
Printed Name: Jerry Alvarez	Printed Name: Jameel Bennett
Title: President	Title: Owner

RESELLER CERTIFICATE

Name of Purchaser:  Bennett Wholesale Distributors, LLC

Address of Purchaser:  2101 Main Street, Suite 1980 Columbia South Carolina, 29201

I HEREBY CERTIFY: That I hold valid Sales and Use Tax Permit No. 040 71052 4 issued pursuant to the Sales and Use Tax Law; that I am engaged in the business of selling:

_____________________________________________________________________________

I certify that the tangible personal property described herein which I shall purchase from Alternative Energy Development Corporation will be resold by me in the form of tangible personal property, provided, however, that in the event any of such property is used for any purpose other than retention, demonstration, or display while holding it for sale in the regular course of business, it is understood that I am required by Sales and Use Tax Law to report and pay tax, measured by the purchase price of such property or other authorized amount.

Description of property to be purchased:

E-3 FUEL SAVER

Date July 8th, 2009

Printed name of Purchaser (Company name): Bennett Wholesale Distributors, LLC

Phone: (888) 431-2224

By and Title:        JAMEEL BENNETT        Owner
              (Signature of Purchaser or Authorized Agent)

Printed name of signer: Jameel Bennett